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                                                                    EXHIBIT 12.1


COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                             Year Ended December 31,                     Six Months
                                                                  ------------------------------------------------            Ended
(Dollars in Millions)                                               2000      1999      1998      1997      1996      June 30, 2001
------------------------------------------------------------------------------------------------------------------    -------------
EARNINGS
 1.  Net income                                                  $ 2,875.6  $2,381.8  $2,132.9  $1,599.3  $1,918.6           $972.4
 2.  Applicable income taxes                                       1,512.2   1,392.2   1,167.4     950.6   1,082.9            513.0
                                                                 ---------------------------------------------------  -------------
 3.  Income before taxes (1 + 2)                                 $ 4,387.8  $3,774.0  $3,300.3  $2,549.9  $3,001.5         $1,485.4
                                                                 ---------------------------------------------------  -------------
 4.  Fixed charges:
     a. Interest expense excluding interest on deposits          $ 2,404.1  $1,820.3  $1,625.0  $1,305.6  $1,067.9         $1,054.3
     b. Portion of rents representative of interest and
        amortization of debt expense                                  86.7      78.9      73.3      68.0      68.5             45.3
                                                                 ---------------------------------------------------  -------------
     c. Fixed charges excluding interest on deposits (4a + 4b)     2,490.8   1,899.2   1,698.3   1,373.6   1,136.4          1,099.6
     d. Interest on deposits                                       3,618.8   2,970.0   3,234.7   3,084.2   2,921.5          1,666.7
                                                                 ---------------------------------------------------  -------------
     e. Fixed charges including interest on deposits (4c + 4d)   $ 6,109.6  $4,869.2  $4,933.0  $4,457.8  $4,057.9         $2,766.3
                                                                 ---------------------------------------------------  -------------
 5.  Amortization of interest capitalized                              $--       $--       $--       $--       $--              $--
 6.  Earnings excluding interest on deposits (3 + 4c + 5)          6,878.6   5,673.2   4,998.6   3,923.5   4,137.9          2,585.0
 7.  Earnings including interest on deposits (3 + 4e + 5)         10,497.4   8,643.2   8,233.3   7,007.7   7,059.4          4,251.7
 8.  Fixed charges excluding interest on deposits (4c)             2,490.8   1,899.2   1,698.3   1,373.6   1,136.4          1,099.6
 9.  Fixed charges including interest on deposits (4e)             6,109.6   4,869.2   4,933.0   4,457.8   4,057.9          2,766.3

RATIO OF EARNINGS TO FIXED CHARGES
10.  Excluding interest on deposits (line 6 / line 8)                 2.76      2.99      2.94      2.86      3.64             2.35
11.  Including interest on deposits (line 7 / line 9)                 1.72      1.78      1.67      1.57      1.74             1.54
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